Exhibit 10.1

CONTRACT FOR SALE AND PURCHASE OF BUSINESS

This CONTRACT FOR SALE AND PURCHASE, hereinafter referred to as "Contract" or "Agreement", is executed this 1st day of February, 2002, by and between Jeffrey A. Brathall ("Brathall"), William R. McGowan ("McGowan"), Jim Bowser ("Bowser") and John E. Eberhardt ("Eberhardt") hereinafter Brathall, McGowan, Bowser and Eberhardt collectively referred to as "Sellers", and Dicut Inc, a Delaware Corporation hereinafter referred to as "Buyer" and DataAssure Systems Inc., a Georgia Corporation, hereinafter referred to as the "Corporation".

WITNESSETH:

WHEREAS, Sellers are the owners of 100% of the issued and outstanding shares of the Corporation (the "Shares"), a business in the field of data back up and data recovery, situated and located at 210 Interstate North Parkway, Suite 700, Atlanta, Georgia, 30339, more particularly described in Exhibit "A" attached hereto and made a part hereof; and

AND WHEREAS, Buyer desires to purchase the Shares and Sellers desire to sell the Shares to Buyer;

AND WHEREAS, the assets of the Corporation include the following:

    All of the Corporation's existing backup clients and contracts trading as DataAssure, Inc.

    All of the Corporation's database of subscribers from past users and prospective subscribers obtained from past and present marketing efforts, acquisitions, or other customer databases.

    All of the Corporation's inventories, fixed assets including without limitation, furniture and fixtures, equipment, machinery, automobiles, leasehold improvements, and supplies and tools; manuals; catalogs; sales literature; files; records; customer lists; patents and trademarks; registrations; domain names, telephone numbers, computers etc.

    All of the Corporation's intangible property, intellectual property and copyrighted material used in business, including by way of example, but not limited to, domain names, web sites, goodwill, marketing material, books and records relating to subscribers, trade marks, service marks, trade names and trade programming, whether registered or not; common and ordinary for serving real-time data replication.

    All of the Corporation's information delivery systems (email, filtering, hosting, web mail etc.) software and other technology used in the business and common and ordinary for servicing real-time data replication.

    All of the Corporation's third party contracts, including network contracts and vendor contracts.

    All of the Corporation's equipment leases and purchase contracts under which the Corporation is the lessee or purchaser, relating to equipment used in its business.

    All of the Corporation's purchase contracts and sales contracts, relating to inventory sold in its business.

    Other assets of the Corporation, if any detailed on Exhibit H, which shall be hereby attached and incorporated into the Purchase Agreement.

    All other related items of the Corporation common and necessary to the conduct of the Corporation's business.

    All of the Corporation's Bank accounts

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Sellers agrees to sell and the Buyer agrees to purchase all issued and outstanding Shares totaling one hundred percent (100%) of DataAssure, Inc. upon the following terms and conditions.

  PURCHASE PRICE AND METHOD OF PAYMENT. Buyer shall pay and Sellers shall accept the purchase price for the Shares in the manner of payment therefore set in Exhibit "B" and Exhibit "I" attached hereto and made a part hereof.

  CLOSING. The closing of the transactions contemplated by this agreement, hereinafter referred to as "The Closing", shall be held at 2150 Northwest Parkway, Suite H, Marietta, Ga, 30066, or at such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this agreement as the: Closing Date"). The Closing Date shall be five (5) business days following the date the Buyer's representatives complete their due diligence review at the offices of the Corporation. You will provide full disclosure of the Corporation's books, records and statements, including but not limited to all leases, licences, contracts, title documents, all minute books, share certificate books, share registers and other corporate documents, as well as all books, records, accounts, unaudited financial statements for the past two (2) fiscal years, copies of all patents and patent applications, patentability opinions, non-infringement analyses, patent assignments, patent licenses, patent search results and patent enforcement insurance policies, if any. You will also provide lists and proof of all liabilities and any other data which, in the opinion of the Buyer's representatives, are required to make an examination of the Corporation and the business in order to carry out customary due diligence, including intellectual property due diligence if applicable. After conducting its investigations and being satisfied with the results thereof, the Buyer shall advise you in writing whether it wishes to pursue this transaction or whether it does not wish to pursue the transaction.

  REPRESENTATIONS AND WARRANTIES OF BRATHALL AND MCGOWAN. Brathall and McGowan represent and warrant to Buyer the correctness, truthfulness and accuracy of the matters shown on Exhibit "C" attached hereto. In addition, Brathall and McGowan represent and warrant to Buyer that the documents enumerated in Exhibit "D" attached hereto and made a part hereof, are true, authentic and correct copies of the original, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

  REPRESENTATIONS AND WARRANTIES. Buyer and Brathall and McGowan hereby represent and warrant the following:

  Brokers. There has been no act or omission by Buyer or Sellers, which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

  TRANSACTIONS PRIOR TO CLOSING. Brathall and McGowan hereby covenant the following:

    Conduct of Corporation's Business Until Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, the Corporation will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause any of the representations and warranties of Brathall and McGowan contained in the Agreement to be void, invalid or false on the Closing Date.

    Resignations. Brathall and McGowan shall deliver to Buyer prior to the Closing Date, such resignations of officers or employees of the business, as Buyer shall indicate, each such resignation to be effective on the Closing Date.

    Satisfactions. Brathall and McGowan shall deliver to Buyer on the Closing Date in satisfaction of any encumbrance or lien on the business, evidence satisfactory in form and substance (other than listed in Exhibit G) to the Buyer indicating that the then outstanding unpaid principal balance of any promissory note(s) secured thereby has been paid in full prior to or simultaneously with the closing.

    Advise of Changes. Between the date hereof and the Closing Date, Brathall and McGowan will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

    Documents. Brathall and McGowan shall deliver to Buyer at closing such documents, which are, in Buyer's sole discretion; necessary to fully satisfy the objectives of this Agreement in content and form reasonably intended to do so.

  EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants.

  GENERAL.

    Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date and terminate on the second anniversary of such date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Brathall and McGowan to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

    Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    Notices. All notice, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid

    To Sellers: c/o DataAssure Systems, Inc.,

    300 Ambleside Chase

    Alpharetta, GA 30022

    To Buyer: National Data Inc.

    2150 Northwest Parkway, Suite H

    Marietta, GA 30066

    or to such other address as such party shall have specified by notice in writing to the other party.

    Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

    Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Georgia. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located Cobb County, State of Georgia. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more that one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

    Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are outlined more fully in Exhibit "E", attached hereto and made a part hereof. In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

    Captions. The Captions of this contract are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this contract, or the intent of any provisions hereof.

    Typewritten or Handwritten Provisions. Hand-written provisions inserted in this contract and typewritten provisions initialed by both parties shall control over the typewritten provisions in conflict therewith.

    Time of the Essence. Time and timely performance are of the essence of this contract and of the covenants and provisions hereunder.

    Successors and Assigns. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

    Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

    Extraordinary Remedies. To the extent recognizable at law, the parties hereto, in the event of breach and in addition to any and all other remedies available thereto, may obtain injunctive relief, regardless of whether the injured party can demonstrate that no adequate remedy exists at law.

    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

  AMENDMENTS OR ADDENDA. All amendments, addenda, modifications, or changes to this contract are shown on Exhibit "F", attached hereto and made a part hereof.

  INITIALS AND EXHIBITS. This contract shall not be valid and enforceable unless it is properly executed by Buyer and either Brathall and McGowan or Sellers, where appropriate, and their initials affixed to each page of the exhibits attached hereto and made a part hereof.

[Signatures follow on next page.]

Signed, sealed and delivered in the presence of:

Sellers:

___________________________

Jeffrey A. Brathall

___________________________

William R. McGowan

___________________________

James F. Bowser

___________________________

John E. Eberhardt

Buyer:

DICUT INC.

Per:__________________________

Raj Kalra - C.E.O.

Corporation

DATAASSURE SYSTEMS INC.

Per:___________________________

Jeffrey A. Brathall - President

EXHIBIT "A"

BUSINESS DESCRIPTION

Data Management Services

Data Replication Services (DRS)

With today's business growth it is becoming more overwhelming and challenging to manage and protect your data. Not long ago, your only options consisted of purchasing expensive hardware and dedicating skilled IT professionals to the task of creating and maintaining a fully redundant data storage infrastructure. Not today. DataAssure offers new options that remove the burden of data storage - quickly, reliably, and cost-effectively.

With DRS, you can:

    Improve business continuity: constant data protection, providing zero data loss

    Reduce capital expenditures: scale capacity effortlessly, when and as needed

    Utilize precious IT resources to build your business, not your data center

Data Back-up Services (DBS)

The amount of information that companies store increases at the rate of 100% a year, managing data backup is crucial to prevent loss and enable recovery. Though useful for high availability, data protection strategies like RAID and mirroring will not stop corruption of data by software bugs or human error.

Additionally, backups are becoming increasingly difficult for many enterprise and Internet commerce companies:

    Businesses need 24x7 availability and no downtime.
    Multifaceted diverse environments make data backups and restores difficult.
    Explosive growth of company's data makes storage scalability a concern.
    The data management process stretches scarce IT staff resources thin.

DataAssure can protect and recover your mission critical data - quickly, reliably, and effectively. With DBS services, you can:

    Increase uptime with reliable data protection
    Minimize backup windows
    Reduce capital expenditures: scale capacity effortlessly, when and as needed
    Utilize precious IT resources to build your business, not your data center.

DBS provides turnkey backup and restore services managed to a service level agreement with a simple monthly fee.

Data Storage Services (DSS)

Data Storage Services: fast, robust primary data storage in today's competitive business market, minimizing upfront capital outlays and safeguarding priceless data loom as major concerns. DataAssure, the world's first scale-to-market Data Storage Service (DSS), offers exciting services that remove the burden of data storage - quickly, reliably, and cost-effectively.

DSS services can help you:

    Deploy a robust storage infrastructure quickly

    Eliminate upfront expenditures

    Free precious IT resources to build the business
    Improve systems availability

All DSS services are designed to protect and help you leverage a priceless asset - your data. DSS provides a robust yet flexible primary storage infrastructure so you can focus on core competencies and building market share. The result is a world-class storage environment, uniquely suited to your needs, that:

    Scales seamlessly for more storage capacity;
    Levels the playing field with high reliability, availability, and security;
    Supplies all the back-end infrastructure and expertise for a total primary data storage solution.

DataAssure is dedicated to providing you with a highly available and robust storage infrastructure solution to meet your business requirements - whatever it takes - for a single monthly fee. No need for excessive capital outlays. No wasted capacity. No underutilized staff or undeployed software.

EXHIBIT "B"

AMOUNT AND PAYMENT OF PURCHASE PRICE

  As total consideration for the purchase and sale of the Company/business, the Buyer shall pay to the Sellers the sum of THREE HUNDRED AND EIGHTY FIVE THOUSAND DOLLARS ($385,000.00) for one hundred percent (100%) ownership, such total consideration to be referred to in this Agreement as the "Purchase Price."

  Payment. The Purchase Price shall be paid as follows:

    To Jeff Brathall ("Brathall") $55,000.00 to repay shareholder loan paid on the last day of monthly in the amount of $4,583.33 per month commencing March 31, 2002 and ending February 28, 2003, subject to the terms in paragraph (c) below.

    To Bill McGowan ("McGowan") $33,000.00 to repay shareholder loan paid on the last day monthly in the amount of $2,750.00 per month commencing March 31, 2002 and ending February 28, 2003.

    To the Shareholders of DataAssure Systems, Inc. $300,000.00 of common voting stock of Dicut Inc. (OTCBB DCUT) the parent Company of National Data Inc. Such stock to be issued in accordance with the terms in Exhibit "I".

    Assume the debts as listed on Exhibit "G".

    Deferred income owed by DataAssure to Brathall and McGowan in the amount of $20,000 and $40,000 respectively shall be compensated to them through the Company's 2002 Stock Option Plan.

c. The repayment of the shareholder loan to Brathall as detailed in Section b.1. above shall be contingent upon Brathall securing sales revenues for National Data Inc. of a minimum of $15,000 per month ("Minimum Sales Target") pursuant to the terms of the Employment Agreement between Brathall and National Data Inc. dated January 30, 2002 (the "Employment Agreement"). In the event that Brathall does not achieve the Minimum Sales Target in any calendar month, then Brathall's monthly loan repayment installment shall be deferred until the next calendar month in which Brathall achieves the Minimum Sales Target. In the event that Brathall's loan is not repaid in full by the end of the Employment Agreement and any renewals or extensions thereof, then the balance of the shareholder's loan owing to Brathall shall be amortized and paid to Brathall over 12 equal monthly installments.

Initials:

Seller ______________

Buyer _______________

EXHIBIT "C"

REPRESENTATIONS AND WARRANTIES OF SELLER

Brathall and McGowan covenant, represent and warrant as follows and acknowledges that the Buyer is relying upon such covenants, representations and warranties in connection with the purchase by the Buyer of the Shares:

  Tax Matters. The Corporation has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full, including but not limited to, sales tax, withholding tax and all other taxes of every nature.

  Assets. The Corporation has good and merchantable title to all of its properties and assets, which are those assets as set out in Exhibit "H" annexed hereto and made a part hereof. At Closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for those, listed on Exhibit "G." The Corporation has or will pay all debts incurred by it up to the date of closing including all employee compensation and utilities, except as listed on Exhibit "G".

  Compliance with Applicable Laws. None of the Sellers' actions in transferring the Shares are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.

  Documents for Review. The Corporation's documents enumerated in Exhibit "D" attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, as appropriate, the originals themselves, and no alterations and modifications thereof have been made.

    The lease(s) currently operative on the business, if applicable, is in good standing and all payments required to be made under the lease(s) have been made by the Corporation except as listed in Schedule "G".

    All lease(s) averages, lease(s) maintenance expenses and prorations relating to the equipment, including any tax obligations and insurance obligations up to the Closing Date, are the responsibility of Brathall and McGowan except as listed in Schedule "G".

    Reviewing of documents listed on Exhibit "D."

    The Sellers are the registered and beneficial owner of the Shares which Shares have been issued to the Sellers as fully paid and non-assessable; and

    The Shares are owned by the Sellers as the beneficial owners of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever, including voting trusts, shareholders' agreements, options and other agreements of any kind and the Sellers have good right to transfer the Shares and they shall be enjoyed by the Buyer free from any interruption or disturbance.

    The execution and delivery by the Sellers of this Agreement and the performance of their obligations hereunder will not violate the terms and provisions of any indenture or other agreement to which the Sellers are a party or by which they are bound, or any law, rule, regulation or order to which they may be subject.

    The Corporation is duly incorporated, organized and in good standing and has the corporate power to carry on its business and is duly qualified and in good standing in each jurisdiction in which it carries on business.

    To the best of Brathall and McGowan knowledge the Corporation is in full compliance with: (i) all federal, state, and local laws regulating atmospheric, water, and other pollution or damage to the environment, and (ii) all federal, state, and local laws prohibiting discrimination based on race, creed, color, sex, age, disability, or national origin.

    No consent or approval of, or filing or registration with, any governmental or regulatory authority is required in connection with the performance of the terms of this Agreement.

    The Corporation has good and marketable title to all of its properties and assets, real and personal, free and clear of all security interest liens, claims, equities of others, and restrictions on the right to transfer except as listed in Schedule "G".

    Except as listed in Schedule "G" there is no action, proceeding, claim, or investigation pending or threatened against the Corporation or to which any of its assets or properties are subject before any court or any governmental department, commission, board, bureau, agency, or instrumentality which involves the possibility of any judgment or liability or which might adversely affect its assets, business, or goodwill and, after investigation Brathall and McGowan know of no basis or grounds for any such action, proceeding, claim, or investigation, and there is no outstanding order, writ, injunction, or decree of any court, government department, commission, board, bureau, government agency, or instrumentality, or any arbitration award, against the Corporation.

    The Corporation is not a party to any (i) labor agreements, (ii) contracts of employment, (iii) contracts for the purchase, sale, or lease (as lessor or lessee) of real estate or personal property, (iv) contracts for services to be rendered to it, (v) employee insurance, hospital, or medical expense programs, or (vi) pension or profit-sharing plans, retirement plans, bonus or incentive agreements or plans, or stock purchase or stock option plans, formal or informal except as listed in Schedule "G".

    There are no outstanding options, warrants, or rights to subscribe for, purchase, or receive shares of the Corporation's common stock or any other securities convertible into common stock of the Corporation.

    The Financial Statements have been prepared internally by management consistently applied and present fairly the financial position, assets and liabilities of the Corporation as at the dates thereof and the revenues, expenses, results of operations and cash flows of the Corporation for the periods covered then ended (subject, in the case of any unaudited Financial Statements, to normal year-end audit adjustments consistent with past practice and the absence of notes). The Financial Statements are in accordance with the books and records of the Corporation, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Financial Statements make full and adequate disclosure of, and provision for, all obligations and liabilities of the Corporation as of the date thereof, and the Corporation has not incurred in indebtedness in excess of $20,000 since the date of such Financial Statements. The Corporation's books and records are accurate and complete and there are no matters for which proper entry has not been made in such books and records.

    The Sellers, to the best of Brathall's and McGowan's knwoledge, have reviewed all filings made by Dicut, Inc. with the Securities and Exchange Commission ("SEC"), which are publicly available on the SEC's website, www.sec.gov, and have been given the opportunity to review any documents and ask any questions of management of Dicut, Inc. that it desires prior to accepting the Dicut Shares.

    The Buyer did not locate the Sellers by any means of public solicitation or advertising, and no commission or finder's fee is being paid in connection with the issuance of the Dicut Shares to the Sellers.

    The Sellers are entering into this Agreement for their own account and not with a view to or for sale in connection with any distribution of the Dicut Shares. The Sellers have no present arrangement (whether or not legally binding) at any time to sell the Dicut Shares to or through any person or entity.

    The Sellers are not either sophisticated investors (as described in Rule 506(b)(2)(ii) of Regulation D) or accredited investors (as defined in Rule 501 of Regulation D), but the Sellers have such experience in business and financial matters that they have the capacity to protect their own interests in connection with this transaction and are capable of evaluating the merits and risks of an investment in the Dicut Shares. The Sellers have been represented by counsel of their choice. The Sellers acknowledge that an investment in the Dicut Shares is speculative and involves a high degree of risk.

    The Sellers are financially able to bear the economic risk of this investment, including the ability to afford holding the shares for an indefinite period or to afford a complete loss of this investment. The Sellers understand and acknowledges that the Buyer has not guaranteed that the Sellers will be able to realize any amount from the sale of Dicut Shares, when and if the sale of the shares becomes legally possible.

    Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date and terminate on the second anniversary of such date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Sellers to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

Initials:

Brathall and McGowan __________________

Buyer ________________________________

EXHIBIT "D"

DOCUMENTS FOR REVIEW

1. Leasehold Agreement(s)

2. Financial and Operating Statement (s)

3. Sales Tax Return (s)

4. Income Tax Return (s)

5. Accounts Payable/Receivables Ledger

6. Corporation

a. Corporate Articles of Incorporation

b. Corporate By-laws

c. Corporate Minutes and Resolutions

7. Bank account(s) information

8. Promissory Notes and Loans

9. All contracts

Initials:

Brathall and McGowan _________________

Buyer _______________________________

EXHIBIT "E"

CONDITIONS PRECEDENT
    Buyer obtaining the full transfer and assumption of one hundred percent (100%) interest of the Shares of the Corporation;
    The full payment prior to the Closing Date of all liabilities and obligations currently outstanding on the Corporation, except those specifically enumerated hereinafter and assumed by Buyer as a part of this transaction;
    Buyer receives Board Approval of Dicut, Inc.;
    Buyer receives approval from the Securities and Exchange Commission, if necessary; and
    Buyer receives financial statements of the Corporation for the past 2 fiscal years as well as interim financial statements up to and including the period ending December 31, 2001. Said statements must be in working order acceptable for the company auditors to complete an SEC audit.

Initials:

Brathall and McGowan ____________________

Buyer __________________________________

EXHIBIT "F"

NON-INTERFERENCE AND NON-SOLICITATION.

During the two-year period following the Closing Date, the Sellers will not:

    attempt in any manner to solicit from any client or customer of the Corporation business of the type performed by the Corporation or persuade any client or customer of the Corporation to cease to do such business or to reduce the amount of such business which any such client or customer has customarily done or contemplates doing with the Corporation, whether or not the relationship between the Corporation and such client or customer was originally established in whole or in part through the Sellers' efforts;

    render any services of the type rendered by the Corporation for any client or customer of the Corporation;

    solicit to employ any person who is employed by the Corporation; or

    do or cause to be done, directly or indirectly, any acts which may impair the relationship between the Corporation with their respective suppliers, clients, customers or employees.

For a period of two (2) years from the Closing Date, the Sellers will not, directly or indirectly, in the United States or Canada, whether as a partner, joint venturer, officer, stockholder, advisor, employee, consultant, agent, or otherwise, in any way promote, participate, become employed by or engage in any conduct or business which is similar to the Corporation's business or competitive with the Corporation's business.

All references to the "Corporation" and its business in this Exhibit shall also include the businesses of National Data, Inc. and Dicut, Inc.

Initials:

Seller ________________

Buyer ________________

EXHIBIT "G"

LIST OF ACCOUNTS PAYABLE

TO BE ASSUMED BY BUYER AS OF THE CLOSING DATE

BellSouth Voice Mail $110.73

BellSouth Frame Line 1 $1,634.30

BellSouth Frame Line 2 $2,169.98

ComLanta $1,691.00

Dell Financial Services $2,421.35

Gala Design $325.00

HQ Global Workplaces $73.50

Meadows, Ichter and Trigg, PC $17,581.12

NetApp Financial Solutions $12,852.78

NSI Software $2,905.20

Vertisys Corp $677.79

Initials:

Brathall and McGowan ________________

Buyer ______________________________

EXHIBIT "H"

COMPANY ASSETS

  Data Center Equipment

  Dell Server 2450 2 U Rack mount, dual processor, 512 MB Memory w/ NT 4.0 (Lease)

  Dell Server 1600 Tower, dual processor, 256 MB memory w/ NT 4.0 (Lease)

  Network Appliance F740 with 500 GB "raw" disk space (Lease)

  RedCreek Ravlin 10 VPN / encrytion appliance

  (2) RedCreek Personal Ravlin

  3COM 24 Port Switch

  (2) Diskkeeper 5.0 defragmentation software

  (2) Innoculate Virus Software

Office Equipment

  HP LaserJet 4050N

  HP OfficeJet G85xi all in 1 printer, scanner and fax

Equipment not in use
  Internal DAT DDS 4 tape drive
  Cisco 1600 Router with WAN card

Initials:

Brathall and McGowan ________________

Buyer ______________________________

EXHIBIT "I"

__________________________

  Jeffrey A. Brathall of 300 Ambleside Chase, Alpharetta, Ga 30022 to receive $249,000.00 of Dicut Inc. Common Voting Stock for which buyer shall receive 83% of the Shares of DataAssure Systems, Inc Common Voting Stock. The buyer shall hold Mr. Brathall's stock in escrow for one year from the Closing Date, such shares to be held at the offices of Weizencker, Rose, Mottern and Fisher, 1800 Peachtree St, Suite 620, Atlanta, Ga, 30309.

  William R. McGowan of 10285 Timberstone Road, Alpharetta, Ga 30022 to receive $30,000.00 of Dicut Inc. Common Voting Stock for which buyer shall receive 10% of the Shares of DataAssure Systems, Inc. Common Voting Stock.

  Jim Bowser of 4802 N. 66th Street, Scottsdale, AZ 85251 to receive $15,000.00 of Dicut Inc. Common Voting Stock for which buyer shall receive 5% of the Shares of DataAssure Systems, Inc. Common Voting Stock.

  John E. Eberhardt of 700 Ullswater Cove, Alpharetta, Ga 30022 to receive $6,000.00 of Dicut Inc. Common Voting Stock for which buyer shall receive 2% of the Shares of DataAssure Systems, Inc. Common Voting Stock.

The total Common Voting Stock issued by the Buyer to the Sellers is valued at $300,000.00 and shall be calculated at the average closing price of the previous seven (7) days from the Closing Date. All issued Common Voting Stock of the Buyer shall bear a restricted legend and shall be governed by Rule 144 of the Securities and Exchange Act of 1933.

Initials:

Seller ________________

Buyer ________________

EXHIBIT "J"

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of February 2002, by and between National Data Inc. having its principal place of business at 2150 Northwest parkway, Suite H, Marietta, Ga, 30067 hereinafter referred to as the "Employer", and Jeffrey Brathall, whose present address is 300 Ambleside Chase, Alpharetta, GA 30022, hereinafter referred to as the "Employee".

    Employment. The Employer hereby agrees to employ the Employee in the capacity of Director of Sales, upon the terms and conditions set out herein.

    Term. The term of this Agreement shall begin on February 1, 2002, and shall terminate on January 31, 2003. This Agreement shall automatically renew each year, unless either party gives sixty (60) days written notice to the other party of his intent not to renew for an additional period.

    Compensation. The Employer shall pay the Employee, as compensation for the services rendered by the Employee, a salary of sixty five thousand Dollars ($65,000.00) per year, payable in bi-monthly installments or as otherwise determined by the Employer. Salary payments shall be subject to withholding and other applicable taxes. As additional compensation, the Employer shall pay the Employee commission as approved by the Company compensation program for commissioned sales.

    Duties. The Employee shall perform, for the Employer, the duties set out in the attached Exhibit "A".

    Extent of Services. The Employee shall devote his entire time, attention, and energies to the Employer's business and shall not, during the term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. The Employee further agrees that he will perform all of the duties assigned to him to the best of his ability and in a manner satisfactory to the Employer, that he will truthfully and accurately maintain all records, preserve all such records, and make all such reports as the Employer may require; that he will fully account for all money and all of the property of the Employer of which he may have custody and will pay over and deliver the same whenever and however he may be directed to do so.

    Disclosure of Information. The Employee agrees not to disclose to anyone, either during or after his employment, any confidential information obtained by him as a result of his employment by the Employer without the consent of the Employer. He further agrees that, on leaving his employment, he will not take with him, without permission of the Employer, any drawing, blueprint, or other reproduction, or any material of any kind. Furthermore, the Employee agrees that he will not divulge to any person or persons not connected with the Employer, any of its business methods, forms or names or addresses of customers. Unless specifically prohibited by statutory law, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to a temporary restraining order and a preliminary injunction restraining the Employee from disclosing, in whole or in part, the list of the Employer's customers, or from rendering any services to any person, firm, corporation, association or other entity to whom such list, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including recovery of damages from the Employee.

7. Non-Interference and Non-Solicitation. During the one-year period following the termination of his employment, the Employee will not:

(a) attempt in any manner to solicit from any client or customer of the Company business of the type performed by the Company or persuade any client or customer of the Company to cease to do such business or to reduce the amount of such business which any such client or customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such client or customer was originally established in whole or in part through the Employee's efforts;

(b) render any services of the type rendered by the Company for any client or customer of the Company;

(c) solicit to employ any person who is employed by the Company; or

(d) do or cause to be done, directly or indirectly, any acts which may impair the relationship between the Company with their respective suppliers, clients, customers or employees.

For a period of one (1) year from the Closing Date, the Employee will not, directly or indirectly, in the State of Georgia, whether as a partner, joint venturer, officer, stockholder, advisor, employee, consultant, agent, or otherwise, in any way promote, participate, become employed by or engage in any conduct or business which is similar to the Company's business or competitive with the Company's business.

    Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his residence in the case of the Employee, or to its principal place of business, in the case of the Employer and shall be deemed to be delivered on the third business day after the mailing of such notice.

    Waiver of Breach. The waiver by the Employee of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by the Employer.

    Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

    Termination upon Sale of Business. Notwithstanding anything to the contrary, the Employer may terminate this Agreement upon twenty-one (21) days, notice to the Employee upon the happening of any of the following events:

      The Sale of the Employer's business or substantially all of its assets to a single purchaser or to a group of associated purchasers:
      The sale, exchange, or other disposition, in one transaction, of at least a fifty (50%)percent interest in the Employer's business;
      The merger or consolidation of the Employer's business in a transaction in which the owners of the business receive less than a fifty (50%) percent interest in the new or continuing operation.
      Upon such termination the Employee shall receive on the date of termination, a severance allowance of three months pay paid on the Companies regular payroll cycle, less all amounts required to be held and deducted.

    Death during Employment. If the Employee dies during the term of employment, the Employer shall pay to the estate of the Employee one full month of compensation.

    Vacations. The Employee shall be entitled each year to a vacation of two (2) weeks, during which time his compensation shall be paid in full. Each vacation shall be taken over a consecutive period beginning on or after June 15th 2002 and ending on or before December 30th 2002.

    Termination without Cause. The Employer may terminate this Agreement without cause at any time. In such event, the Employee, if requested by the Employer, shall continue to render services, and shall be paid his regular compensation up to the date of termination and, in addition, there shall be paid to the Employee, on the date of termination, a severance allowance of three (3) month's pay paid on the Company's regular payroll cycle, less all amounts required to be held and deducted. The Employee may terminate this Agreement without cause upon sixty (60) day's written notice to the Employer. In such event, no severance allowance shall be paid to the Employee but the Employee shall continue to render his services and shall be paid his regular compensation up to the date of termination.

    Entire Agreement. This Agreement contains the entire understanding of the parties. It may be changed only by an Agreement in writing, signed by the parties hereto.

    Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Georgia. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Cobb County, State of Georgia. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause (s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

    Insurance. The Employer will use its best efforts to obtain coverage for the Employee under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other officers, and/or employees of the Employer against lawsuits.

    Working Facilities. The Employee shall be provided such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

    Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt request; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

    Employee shall have the option of having medical coverage for himself and his family as described in the Company policy for employee benefits if applicable.

21. The Employee acknowledges having reviewed the contents of this Agreement with an attorney and having obtained independent legal advice prior to signing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 25th day of February, 2002.

Signed, sealed and delivered in the presence of:

National Data Inc. (Employer) ___________________________________

Raj Kalra, President

Jeffrey Brathall (Employee) ________________________________________

Exhibit "A"

Employee shall have the territory of Georgia and specifically be responsible for selling the Company's products as well as carrying out other related duties as mandated by the Company.

Employee shall also be given a specific dollar quota amount that must be achieved on a quarterly basis. Such quota shall be reviewed quarterly and it is a prerequisite to maintaining employment with the company.

The payment of the compensation to Brathall as detailed in paragraph 3 above shall be contingent upon Brathall meeting Company sales revenue expectations to be determined by the Company's policies.

Initials:

Employer ________________

Employee ________________